Exhibit 99.1

For Immediate Release

TrueCar Reports Fourth Quarter and Full Year 2015 Financial Results

•	Fourth quarter total revenue up 15% from a year ago to $63.6 million; fourth quarter transaction revenue of $59.3 million, up 16% year over year.

•	FY 2015 total revenue up 26% from FY 2014 to $259.8 million ; FY 2015 transaction revenue of $241.4 million, up 27% over FY 2014.

•
Fourth quarter net loss of $(27.4) million, or $(0.33) per share, compared to net loss of $(9.8) million, or $(0.13) per share, in the fourth quarter of 2014; FY 2015 net loss of $(64.9) million, or $(0.79) per share, compared to net loss of $(48.4) million, or $(0.68) per share, in FY 2014.

•
Fourth quarter Non-GAAP net loss(1) of $(5.2) million, or $(0.06) per share, compared to Non-GAAP net income of $0.3 million, or $0.00 per share, in the fourth quarter of 2014; FY 2015 Non-GAAP net loss of $(11.0) million, or $(0.13) per share, compare to Non-GAAP net loss of $(3.3) million, or $(0.05) per share, in FY 2014.

•
Fourth quarter Adjusted EBITDA(2) of $0.2 million, representing an Adjusted EBITDA margin of 0.3%, compared to Adjusted EBITDA of $4.3 million, representing an Adjusted EBITDA margin of 7.7%, in the fourth quarter of 2014; FY 2015 Adjusted EBITDA of $7.6 million, representing an Adjusted EBITDA margin of 2.9%, compared to Adjusted EBITDA of $10.9 million, representing an Adjusted EBITDA margin of 5.3%, in FY 2014.

•	Franchise dealer count(3) was 9,094 as of December 31, 2015, representing approximately 29% of all new car franchises and an increase from 8,702 as of September 30, 2015.

SANTA MONICA, Calif., February 18, 2016 – TrueCar, Inc. (NASDAQ: TRUE) today announced its financial results for the fourth quarter and year-ended December 31, 2015.

Management Commentary

“Fourth-quarter revenue rose 15 percent from a year ago and the number of vehicles sold to TrueCar users by TrueCar Certified Dealers increased 12 percent compared with the fourth quarter of 2014, yet the period was a difficult one and marked the close of a challenging year,” said Mike Guthrie, TrueCar’s Chief Financial Officer. “We are moving quickly to strengthen our foundation and have made a number of important changes at the senior level of the company, most notably with Chip Perry joining us as Chief Executive Officer in December. We start from a good base and have a plan in place to make the investments necessary in order to excel over the long term.”

A record 750,108 cars and light trucks were sold to TrueCar users by TrueCar Certified Dealers in 2015, up 23 percent from a year earlier. The TrueCar Certified Dealer network included more than 11,000 dealers at year-end, including 9,094 franchise dealers, the latter figure recovering from 8,702 as of Sept. 30, 2015.

“I took this job because I believe TrueCar can become the clear category winner in the online automotive space over the next few years,” said Perry, President and Chief Executive Officer.  “We will do this by refining how our marketplace works so that it can provide the best overall value proposition for car buyers, dealers, and automakers.”

(1)	Non-GAAP net loss is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(2)	Adjusted EBITDA is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(3)
Franchise Dealer count: We define franchise dealer count as the number of franchise dealers in the network of TrueCar Certified Dealers at the end of a given period. This number is calculated by counting the number of brands of new cars sold by dealers in the TrueCar Certified Dealer network at their locations, and includes both single-location proprietorships as well as large consolidated dealer groups.

The company has four key strengths that will help it fulfill this mission, Perry said. These include: a segment-leading new car pricing transparency model; the best commercial platform for monetizing consumer-dealer introductions in the online auto industry; relationships with affinity partners including USAA, AAA, Sam’s Club, American Express and many others; and a brand that is growing very rapidly and has a positive image with consumers.

While TrueCar experienced challenges last year, “these challenges are the result of some shortcomings in the ways in which the company has executed its business model in the past, not the fundamentals of the model itself,” Perry said. “Our focus is squarely on seizing these opportunities for improvement so we can get this company back on a path to high revenue growth with healthy margins.”

In particular, TrueCar will focus on improving the perception some dealers and automakers have of the company. TrueCar will also increase technology investment and enhance its digital platform to enable its Certified Dealers to engage more effectively with the millions of in-market consumers who interact with the TrueCar network each month.

Finally, the company is embracing a new philosophical rudder and a new set of core business principles, Perry said.
As part of this evolution, the company will:

•
Strive to be a specialized two-sided digital marketplace that seeks to: (i) reduce the inherent friction in automotive transactions; (ii) deliver the best car-buying experience for consumers; and (iii) provide dealers and automakers with an excellent return on their marketing dollars;

•	Manage its marketplace to produce a win-win scenario for both consumers and dealers;

•
Explain its value proposition to consumers in a way that does not reflect negatively on car dealers, while continuing to provide valuable information that provides transparency into the car-buying process and improves consumers’ overall purchasing experience.

“TrueCar has an excellent foundation for future growth,” Perry said. “Everyone at the company believes there is a huge market opening and an unmet need for the kind of digital marketplace that we are building. We are laser-focused on being the first to create it.”

Fourth Quarter 2015 Financial Highlights

•	Total revenue of $63.6 million and transaction revenue of $59.3 million.

•	Net loss of $(27.4) million, or $(0.33) per basic and diluted share, compared to net loss of $(9.8) million, or $(0.13)per share, in the fourth quarter of 2014.

•	Non-GAAP net loss of $(5.2) million, or $(0.06) per basic and diluted share, compared to Non-GAAP net income of $0.3 million, or $0.00 per share, in the fourth quarter of 2014.

•	Adjusted EBITDA of $0.2 million, representing an Adjusted EBITDA margin of 0.3%, compared to $4.3 million, representing an Adjusted EBITDA margin of 7.7% in the fourth quarter of 2014.

2015 Financial Highlights

•	Total revenue of $259.8 million and transaction revenue of $241.4 million.

•	Net loss of $(64.9) million, or $(0.79) per basic and diluted share, compared to net loss of $(48.4) million, or $(0.68) per share, in FY 2014.

•	Non-GAAP net loss of $(11.0) million, or $(0.13) per basic and diluted share, compared to Non-GAAP net loss of $(3.3) million, or $(0.05) per share, in FY 2014.

•	Adjusted EBITDA of $7.6 million, representing an Adjusted EBITDA margin of 2.9%, compared to Adjusted EBITDA of $10.9 million, representing an Adjusted EBITDA margin of 5.3%, in FY 2014.

Key Operating Metrics

•
Average monthly unique visitors(4) was 5.9 million in the fourth quarter of 2015, up from approximately 4.4 million in the fourth quarter of 2014. In FY 2015, average monthly unique visitors increased 40% to approximately 6.0 million, up from 4.3 million in FY 2014.

•	Units(5) increased 12% to 183,157 in the fourth quarter of 2015, up from 163,338 in the fourth quarter of 2014. In FY 2015, units increased 23% to 750,108, up from 610,620 in FY 2014.

•
Monetization(6) was $324 during the fourth quarter of 2015, which was flat sequentially and an increase from $314 during the fourth quarter of 2014 and $322 during FY 2015, compared to $310 during FY 2014.

•	Franchise dealer count was 9,094 as of December 31, 2015, representing approximately 29% of all new car franchises and an increase from 8,702 as of September 30, 2015.

Business Outlook

TrueCar’s guidance for the first quarter ending March 31, 2016 is as follows:

•	Revenues are expected to be in the range of $60 million to $62 million.

•	Adjusted EBITDA is expected to be breakeven.

TrueCar's guidance for the full year ending December 31, 2016 is as follows:

•	Revenues are expected to be in the range of $270 million to $275 million.

•	Adjusted EBITDA is expected to be breakeven.

(4)
Average monthly unique visitors: We define a monthly unique visitor as an individual who has visited our website, our landing page on our affinity group marketing partner sites, or our mobile applications within a calendar month. We calculate average monthly unique visitors as the sum of the monthly unique visitors divided by the number of months in that period.

(5)
Units: We define units as the number of automobiles purchased by our users from TrueCar Certified Dealers through TrueCar.com and our mobile applications or the car buying sites and mobile applications we maintain for our affinity group marketing partners.

(6)	Monetization: We define monetization as the average transaction revenue per unit, which we calculate by dividing all of our transaction revenue in a given period by the number of units in that period.

Conference Call Information

Members of TrueCar management will host a conference call today, February 18, 2016, to discuss the fourth quarter and full year 2015 results at 4:30 p.m. Eastern Time. To participate, callers in the U.S. and Canada should dial 1-877-407-0789 and international callers should dial 1-201-689-8562 and reference the conference ID: 13628389. In addition, a live webcast of the call will be accessible through the Investor Relations section of TrueCar’s website at ir.true.com and will be archived online for 90 days upon completion of the conference call. A replay of the call will also be available until 11:59 p.m. Eastern Time, on Thursday, March 3, 2016, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the replay pin number: 13628389.  TrueCar has used, and intends to continue to use, its Investor Relations website (ir.true.com), Twitter (@TrueCar), and Facebook (www.facebook.com/TrueCar), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding TrueCar’s future growth potential and opportunities, outlook for the first quarter and full year 2016, future financial results, including expectations regarding future revenue and Adjusted EBITDA, operational improvements, business strategy, plans and objectives and market expectations are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that may prove incorrect, any of which could cause TrueCar’s results to differ materially from those expressed or implied by such forward-looking statements. Among the risks and uncertainties that could cause TrueCar’s results to differ materially from those expressed or implied by such forward-looking statements include: the ability to improve our relationship with, and perception among, car dealerships and grow our network of Certified Dealers, including on an overall basis, among dealers representing high volume brands and in important geographies; dependence upon affinity group marketing partners, especially USAA; compliance with U.S. federal and state laws and regulations directly or indirectly applicable to TrueCar's business; the ability to compete effectively in an increasingly competitive market and to grow and enhance TrueCar's brand; the ability to continue to innovate and introduce enhanced products for mobile platforms; the successful improvement of TrueCar's technology infrastructure; macro-economic issues that affect the automobile industry; the ability to attract, retain, and integrate qualified personnel, including newly hired members of management and the hiring of additional personnel in our technology and dealer teams; the ability to successfully resolve litigation to which TrueCar is subject; and other risks and uncertainties described more fully under the heading “Risk Factors” in TrueCar’s Annual Report on Form 10-K for the year ended December 31, 2014 and its subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, or SEC, and its Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the SEC. Moreover, TrueCar operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for TrueCar management to predict all risks, nor can management assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward- looking statements TrueCar may make. All forward-looking statements in this press release are based on information available to TrueCar's management as of the date hereof, and except as required by law, management assumes no obligation to update these forward-looking statements, which speak only as of their respective dates.

Use of Non-GAAP Financial Measures

This earnings release includes the following Non-GAAP financial measures; Adjusted EBITDA, Non-GAAP net income (loss), and Non-GAAP net income (loss) per share. We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, income taxes, depreciation and amortization, stock-based compensation, non-cash warrant expense, ticker symbol acquisition costs, certain litigation costs, IPO-related expenses, severance charges and lease exit costs. We define Non-GAAP net income (loss) as net loss adjusted to exclude stock-based compensation, non-cash warrant expense, ticker symbol acquisition costs, IPO-related expenses, certain litigation costs, severance charges and lease exit costs. We have provided below a reconciliation of each of Adjusted EBITDA and Non-GAAP net income (loss) to net loss, the most directly comparable GAAP financial measure. Neither Adjusted EBITDA nor Non-GAAP net income (loss) should be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

We believe that Adjusted EBITDA and Non-GAAP net income (loss) are useful because they facilitate operating performance comparisons on a period-to-period basis as they exclude variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA, Non-GAAP net income (loss) and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance.

Our use of each of Adjusted EBITDA and Non-GAAP net income (loss) has limitations as an analytical tool, and you should not consider either in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect the payment or receipt of interest or the payment of income taxes;

•	Neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments;

•
Neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects the cash costs to advance our claims in respect of certain litigation or the costs to defend ourselves in various complaints filed against us.

•	Neither Adjusted EBITDA nor Non-GAAP net income (loss) reflect a non-recurring legal settlement in favor of the Company;

•	Neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects the cash severance costs due to certain former executives upon separation.

•	Neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects the lease exit costs associated with consolidation of the Company's office locations in Santa Monica, California.

•	Neither Adjusted EBITDA nor Non-GAAP net income (loss) consider the potentially dilutive impact of shares issued or to be issued in connection with share-based compensation or warrant issuances; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA and Non-GAAP net income (loss) differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, you should consider Adjusted EBITDA and Non-GAAP net income (loss) alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. In addition, in evaluating Adjusted EBITDA and Non-GAAP net income (loss), you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Non-GAAP net income (loss) and you should not infer from our presentation of Adjusted EBITDA and Non-GAAP net income (loss) that our future results will not be affected by these expenses or any unusual or non-recurring items.

About TrueCar

TrueCar, Inc. (NASDAQ: TRUE) is a digital automotive marketplace that provides comprehensive pricing transparency about what other people paid for their cars and enables consumers to engage with TrueCar Certified Dealers who are committed to providing a superior purchase experience. TrueCar operates its own branded site and its nationwide network of more than 11,000 Certified Dealers also powers car-buying programs for some of the largest U.S. membership and service organizations, including USAA, AARP, American Express, AAA and Sam's Club. Over one third of all new car buyers engage with the TrueCar network during their purchasing process. TrueCar is headquartered in Santa Monica, California, with offices in San Francisco and Austin, Texas. For more information, go to www.truecar.com. Follow TrueCar on Facebook or Twitter.

Investor Contact:
Alison Sternberg
Vice President, Investor Relations and Administration
424-258-8771
asternberg@truecar.com

Media Contact:
 Alan Ohnsman
Senior Vice President & Chief Communications Officer
424-258-8044
aohnsman@truecar.com

TRUECAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenues	$63,588	$55,471	$259,838	$206,649
Costs and operating expenses:
Cost of revenue	5,987	4,989	23,657	17,513
Sales and marketing	34,867	31,111	151,002	128,569
Technology and development	14,942	9,814	48,021	36,563
General and administrative	29,851	15,422	83,494	58,296
Depreciation and amortization	5,125	3,739	17,646	13,213
Total costs and operating expenses	90,772	65,075	323,820	254,154
Loss from operations	(27,184)	(9,604)	(63,982)	(47,505)
Interest income	36	18	107	59
Interest expense	(121)	(52)	(443)	(380)
Other income	(1)	7	13	37
Loss before provision for income taxes	(27,270)	(9,631)	(64,305)	(47,789)
Provision for income taxes	174	203	606	640
Net loss	$(27,444)	$(9,834)	$(64,911)	$(48,429)
Net loss per share:
Basic and diluted	$(0.33)	$(0.13)	$(0.79)	$(0.68)
Weighted average common shares outstanding, basic and diluted	82,735	78,319	81,914	70,837

TRUECAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2015	December 31, 2014

Assets
Current assets
Cash and cash equivalents	$112,371	$147,539
Accounts receivable, net	33,761	28,748
Prepaid expenses	6,048	5,193
Other current assets	779	3,040
Total current assets	152,959	184,520
Property and equipment, net	71,390	30,731
Goodwill	53,270	53,270
Intangible assets, net	23,815	27,949
Other assets	940	482
Total assets	$302,374	$296,952

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,880	$12,826
Accrued employee expenses	7,799	14,245
Accrued expenses and other current liabilities	12,425	11,783
Total current liabilities	39,104	38,854
Deferred tax liabilities	2,413	2,245
Lease financing obligations, net of current portion	26,987	6,093
Other liabilities	1,178	562
Total liabilities	69,682	47,754

Stockholders’ Equity
Common stock	8	8
Additional paid-in capital	508,584	460,179
Accumulated deficit	(275,900)	(210,989)
Total stockholders’ equity	232,692	249,198
Total liabilities and stockholders’ equity	$302,374	$296,952

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
 (In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net loss	$(27,444)	$(9,834)	$(64,911)	$(48,429)
Non-GAAP adjustments:
Interest income	(36)	(18)	(107)	(59)
Interest expense	121	52	443	380
Depreciation and amortization	5,125	3,739	17,646	13,213
Stock-based compensation (1)	16,412	8,353	42,563	29,333
Warrant (reduction) expense	(15)	1,518	(803)	9,808
IPO-related expenses	—	—	—	3,717
Ticker symbol acquisition costs	—	—	—	803
Certain litigation costs (2)	429	1,032	6,171	2,270
Legal settlement (3)	—	(792)	—	(792)
Severance charges (4)	3,161	—	3,732	—
Lease exit costs (5)	2,232	—	2,232	—
Provision for income taxes	174	203	606	640
Adjusted EBITDA	$159	$4,253	$7,572	$10,884

(1)	Includes stock-based compensation of $10.7 million incurred in the fourth quarter of 2015 related to the departure of certain executives.

(2)
The excluded amounts relate to legal costs incurred in connection with a claim we filed against Sonic Automotive Holdings, Inc., complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar and securities class action lawsuits. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(3)
Represents a non-recurring legal settlement in favor of the Company. We believe excluding the impact of this non-recurring legal settlement is appropriate to facilitate period-to-period operating performance comparisons.

(4)
We incurred severance costs of $2.8 million and $3.4 million for executive-level employees who terminated during the quarter and year ended December 31, 2015, respectively. In addition, we also incurred $0.3 million of related recruiting fees for the placement of our new CEO in the fourth quarter of 2015. We believe excluding the impact of these terminations from 2015 is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of ongoing operating results.

(5)
Represents lease termination costs associated with the consolidation of the Company's office locations in Santa Monica, California. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP NET LOSS
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net loss	$(27,444)	$(9,834)	$(64,911)	$(48,429)
Non-GAAP adjustments:
Stock-based compensation (1)	16,412	8,353	42,563	29,333
Warrant (reduction) expense	(15)	1,518	(803)	9,808
IPO-related expenses	—	—	—	3,717
Ticker symbol acquisition costs	—	—	—	803
Certain litigation costs (2)	429	1,032	6,171	2,270
Legal settlement (3)	—	(792)	—	(792)
Severance charges (4)	3,161	—	3,732	—
Lease exit costs (5)	2,232	—	2,232	—
Non-GAAP net (loss) income	$(5,225)	$277	$(11,016)	$(3,290)

Non-GAAP net loss per share:
Basic	$(0.06)	$0.00	$(0.13)	$(0.05)
Diluted	$(0.06)	$0.00	$(0.13)	$(0.05)

Weighted average common shares outstanding:
Basic	82,735	78,319	81,914	70,837
Diluted	82,735	92,229	81,914	70,837

(1)	Includes stock-based compensation of $10.7 million incurred in the fourth quarter of 2015 related to the departure of certain executives.

(2)
The excluded amounts relate to legal costs incurred in connection with a claim we filed against Sonic Automotive Holdings, Inc., complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar and securities class action lawsuits. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(3)
Represents a non-recurring legal settlement in favor of the Company. We believe excluding the impact of this non-recurring legal settlement is appropriate to facilitate period-to-period operating performance comparisons.

(4)
We incurred severance costs of $2.8 million and $3.4 million for executive-level employees who terminated during the quarter and year ended December 31, 2015, respectively. In addition, we also incurred $0.3 million of related recruiting fees for the placement of our new CEO in the fourth quarter of 2015. We believe excluding the impact of these terminations from 2015 is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of ongoing operating results.

(5)
Represents lease termination costs associated with the consolidation of the Company's office locations in Santa Monica, California. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.